Exhibit 99.1

Springbig announces appointment of Marc Shiffman to its Board of Directors

Boca Raton, Fla. – September 23, 2024 -- SpringBig Holdings, Inc. (“Springbig” or the “Company”) (OTCQX: SBIG), a leading provider of SaaS-based marketing solutions, consumer mobile app experiences, and omnichannel loyalty programs, today announced the appointment of Marc Shiffman to its board of directors as the Lead Independent Director. Mr. Shiffman is a respected business leader with extensive experience in his capacity as CFO, President and ultimately CEO of a leading property technology company SMS Assist until its sale in early 2023 to Lessen, Inc.

“We are excited to have Marc joining our board as lead independent director. We look forward to the Company benefitting from Marc’s experience and success in driving tremendous growth and value creation as we continue to focus on financially disciplined growth in the cannabis industry and other regulated markets that benefit from our compelling loyalty and communications offerings.” said Jeffrey Harris, CEO and Chairman of Springbig.

Marc Shiffman is the former president and chief executive officer at SMS Assist, where he also served on the board of directors. Before being named CEO in April 2019, Marc was president and chief financial officer. Marc successfully scaled and sold SMS Assist to Lessen, Inc. in January 2023 with the combination creating a $2 billion market leading end-to-end technology platform serving the property services management industry. Marc earned his bachelor’s degree in economics from the Wharton School of the University of Pennsylvania and his MBA from The University of Chicago Booth School of Business. Marc currently serves on the Chicago Innovation Board of Advisors.

The Company also announced that Shawn Dym has resigned from the board of directors with effect from September 23, 2024.

Jeffrey Harris said, “Shawn has added great value during his tenure as a director since joining the board following completion of our debt financing in January 2024. In recognizing the impact Marc Shiffman’s involvement can have on the future success of the business he graciously decided that it would be in the best interest of the Company to resign to enable Marc to join the board. We are grateful for Shawn’s commitment and continued support to best position Springbig for success.”

The board of directors now comprises Sergey Sherman, Matt Sacks, Mark Silver and Marc Shiffman along with Jeffrey Harris, Chairman and CEO. The Audit Committee comprises Sergey Sherman, Chair, and Marc Shiffman.

About Springbig

Springbig is a market-leading software platform providing customer loyalty and marketing automation solutions to retailers and brands in the U.S. and Canada. Springbig’s platform connects consumers with retailers and brands, primarily through SMS marketing, as well as emails, customer feedback system, and loyalty programs, to support retailers’ and brands’ customer engagement and retention. Springbig offers marketing automation solutions that provide for consistency of customer communication, thereby driving customer retention and retail foot traffic. Additionally, Springbig’s reporting, and analytics offerings deliver valuable insights that clients utilize to better understand their customer base, purchasing habits and trends. For more information, visit https://springbig.com/.

Investor Relations Contact

Paul Sykes

Chief Financial Officer

Claire Bollettieri

VP of Investor Relations

ir@springbig.com